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As filed with the Securities and Exchange Commission on April 16, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE BOYDS COLLECTION, LTD.
(Exact name of Registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation or organization)	52-1418730 (I.R.S. Employer Identification Number)

350 South Street
McSherrystown, Pennsylvania 17344
(717) 633-9898
(Address, including zip code, of Registrant's principal executive office)

Chief Executive Officer Employment Agreement
(Full title of the Plan)

Joseph E. Macharsky
The Boyds Collection, Ltd.
350 South Street
McSherrystown, Pennsylvania 17344
(717) 633-9898
(Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)

Copy to:

John B. Tehan, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017-3954
(212) 455-2000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value per share	100,000 shares	$2.87	$287,000.00	$36.36

(1)
Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee is based on a price of $2.87 per share, which is the average of the high and low prices of the common stock on the New York Stock Exchange on April 14, 2004 (within 5 business days before the filing date of this Registration Statement).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

        The following documents filed by the Boyds Collection, Ltd (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement.

  (a)
  The annual report of the Company on Form 10-K for the year ended December 31, 2003 filed on March 29, 2004, which contains audited financial statements for the Registrant's latest fiscal year for which such statement have been filed.

  (b)
  Our reports on Form 8-K filed on April 7, 2004 and April 8, 2004.

  (c)
  The Registration Statement of the Company filed on March 8, 1999 (File No. 333-69535)

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed documents which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

        See Item 3(c) above.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Boyds' charter provides that to the fullest extent permitted by the Maryland General Corporation Law ("MGCL"), directors and officers of Boyds shall not be liable to Boyds or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer. Under Maryland law, however, these provisions do not eliminate or limit the personal liability of a director or an officer in either of the following cases:

  •
  to the extent that it is proved that the director or officer actually received an improper benefit or profit

  •
  if a judgment or other financial adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in such proceeding

        These provisions also do not affect the ability of Boyds or its stockholders to obtain equitable relief, such as an injunction or rescission.

        As permitted by the MGCL, Boyds' charter obligates Boyds to indemnify its directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted by Maryland law. Boyds' bylaws contain indemnification procedures which implement the obligations of its charter. The MGCL permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless any of the following is established:

  •
  the act or omission of the director of officer was material to the matter giving rise to such proceeding and was committed in bad faith or was the result of active and deliberate dishonesty

  •
  the director or officer actually received an improper benefit in money, property or services

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the action or omission was unlawful

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Boyds pursuant to the foregoing provisions, Boyds has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        The 100,000 shares of the Registrant's common stock issued to the selling stockholder pursuant to her employment agreement with the Registrant and subsequently included in this registration statement for reoffer and resale pursuant to the reoffer prospectus to be filed by amendment were originally issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933. These shares were issued in transactions that the Registrant believes did not involve a public offering based on the number and nature of the persons involved and the private character of such transactions.

ITEM 8. EXHIBITS

4.1	Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 of Amendment No. 4 to Boyds' Registration Statement on Form S-1, filed on March 3, 1999, File No. 333-69535)
4.2
Provision of the Amended and Restated Articles of Incorporation of Boyds and the Bylaws of Boyds (incorporated by reference from Exhibit 4.2 of Amendment No. 4 to Boyds' Registration Statement on Form S-1, filed on March 3, 1999, File No. 333-69535)
5.1	Opinion of Hogan & Hartson LLP
23.1	Consent of Deloitte and Touche LLP
23.2	Consent of Hogan & Hartson LLP (included in the opinion filed as Exhibit 5.1)

ITEM 9. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McSherrystown, State of Pennsylvania on the 16th day of April, 2004.

THE BOYDS COLLECTION, LTD.
By:	/s/ JOSEPH E. MACHARSKY Name: Joseph E. Macharsky Title: Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph Macharsky and Bradley Becker and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JAN L. MURLEY Jan L. Murley	Chief Executive Officer and Director (principal executive officer)	April 16, 2004
/s/ JOSEPH E. MACHARSKY Joseph E. Macharsky	Chief Financial Officer (principal accounting officer)	April 16, 2004
Gary M. Lowenthal	Director	April 16, 2004
/s/ BRIAN F. CARROLL Brian F. Carroll	Director	April 16, 2004

Scott M. Stuart	Director	April 16, 2004
/s/ MARC S. LIPSCHULTZ Marc S. Lipschultz	Director	April 16, 2004
/s/ HENRY R. KRAVIS Henry R. Kravis	Director	April 16, 2004
/s/ K. BRENT SOMERS K. Brent Somers	Director	April 16, 2004
/s/ JOSEPH Y. BAE Joseph Y. Bae	Director	April 16, 2004
/s/ ANN T. BUIVID Ann T. Buivid	Director	April 16, 2004
James F. McCann	Director	April 16, 2004

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Form of Common Stock Certificate (incorporated by reference from Exhibit 4.1 of Amendment Number 4 to Boyds' Registration Statement on Form S-1, filed on March 3, 1999, File No. 333-69535)
4.2
Provision of the Amended and Restated Articles of Incorporation of Boyds and the Bylaws of Boyds (incorporated by reference from Exhibit 4.2 of Amendment Number 4 to Boyds' Registration Statement on Form S-1, filed on March 3, 1999, File No. 333-69535)
5.1	Opinion of Hogan & Hartson LLP (filed herewith)
23.1	Consent of Deloitte & Touche LLP (filed herewith)
23.2	Consent of Hogan & Hartson LLP (included in the opinion filed as Exhibit 5.1)

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PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS